Exhibit 10.5

AMENDMENT TO THE

EMPLOYEE EXCESS BENEFITS AGREEMENT

_________________ (“Employee”), and The Timken Company (“Timken”), an Ohio corporation, hereby agree to adopt this Amendment (the “Amendment”) to the Employee Excess Benefits Agreement, dated ________, by and between the Employee and Timken (the “Agreement”), effective January 1, 2012.

WHEREAS, the 1984 Retirement Plan for Salaried Employees of The Timken Company (the “Salaried Plan”) is merging into the Timken-Latrobe-MPB-Torrington Retirement (the “TLMT Plan”), effective the close of business on December 31, 2011;

WHEREAS, the Employee and Timken desire to Amend the Agreement to reflect the merger of the Salaried Plan into the TLMT Plan; and

NOW THEREFORE, the parties agree as follows:

I.

Section 1(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

“(i) the monthly pension the Employee would be entitled to receive under the 1984 Retirement Plan for Salaried Employees of The Timken Company, the Retirement Plan for Salaried Employees of The Timken Company, and the Timken-Latrobe-MPB-Torrington Retirement Plan (hereinafter the “Retirement Plans”) were it not for the limitations imposed by the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and Sections 401 and 415 of the Internal Revenue Code of 1986, as amended (hereinafter collectively referred to as “the Code Limitations”), and”

II.

The Agreement is hereby amended by inserting the following new Section 17 to the end thereof:

“17.	To the extent applicable, it is intended that this Agreement (including all amendments thereto) comply with the requirements of Section 409A of the Code and the Treasury regulations and other authoritative guidance issued thereunder (“Section 409A”). This Agreement shall be interpreted in a manner consistent with this intent.”

The parties have EXECUTED this Amendment on the dates set forth below.

THE TIMKEN COMPANY

William R. Burkhart	Date
Senior Vice President &
General Counsel

Employee	Date